UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2006

CINTEL CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-100046 (Commission File Number)	52-2360156 (I.R.S. Employer Identification Number)

9900 Corporate Campus Drive, Suite 3,000, Louisville, KY 40223
(Address of principal executive offices) (zip code)

(502) 657-6077
(Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets

On October 30, 2006, Cintel Corp. (the “Company”) entered into a Stock Purchase Agreement with STS Semiconductor & Telecommunications Co., Ltd. (“STS”), a Korean corporation for the acquisition of 51% of the total equity interest of Phoenix Semiconductor Telecommunication (Suzhou) Co., Ltd. (“PSTS”) for an aggregate purchase price of $16,500,000. The purchase price was paid from the proceeds of the Company’s recently completed convertible bonds financing pursuant to which the Company sold an aggregate of $15,284,295 principal amount in convertible bonds.

PSTS is a limited liability company organized in the People’s Republic of China with its principal offices in Wujiang, Jiangsu, PRC. PSTS was founded by STS in China in 2004 by acquiring certain parts of the packaging production lines from Samsung Electronics Corporation’s China plant (SESS). It began mass production in 2005 and its main customers are Samsung Electronics and Hynix, two of the largest semiconductor manufacturers in the world. PSTS’s main products are semiconductor packaging, NAND flash memory and LCD assembly.

Item 9.01 Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired (1)
(b)     Pro Forma Financial Information (1)
(c)     Exhibits.

Exhibit Number	Description
10.1	Stock Purchase Agreement by and between Cintel Corp. and STS Semiconductor & Telecommunications Co., Ltd.
99.1	Press Release dated October 30, 2006

(1)  Financial information required to be included herein will be filed by amendment to this Current Report within the time period specified therefor.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTEL CORP.

Dated: November 3, 2006	By: /s/ Sang Don Kim
Sang Don Kim
Chief Executive Officer